Exhibit 7

FFIEC 031
Page 16 of 84
RC-1

Consolidated Report of Condition for Insured Banks

and Savings Associations for June 30, 2015

All schedules are to be reported in thousands of dollars. Unless otherwise indicated,

report the amount outstanding as of the last business day of the quarter.

Schedule RC—Balance Sheet

Dollar Amounts in Thousands				RCFD	Tril | Bil | Mil | Thou
Assets
1. Cash and balances due from depository institutions (from Schedule RC-A):
a. Noninterest-bearing balances and currency and coin (1)				0081	186,000	1.a.
b. Interest-bearing balances (2)				0071	14,635,000	1.b.
2. Securities:
a. Held-to-maturity securities (from Schedule RC-B, column A)				1754	0	2.a.
b. Available-for-sale securities (from Schedule RC-B, column D)				1773	0	2.b.
3. Federal funds sold and securities purchased under agreements to resell:
a. Federal funds sold in domestic offices			RCON	B987	0	3.a.
b. Securities purchased under agreements to resell (3)			RCFD	B989	21,603,000	3.b.
4. Loans and lease financing receivables (from Schedule RC-C):				RCFD
a. Loans and leases held for sale				5369	0	4.a.
b. Loans and leases, net of unearned income		B528	17,574,000			4.b.
c. LESS: Allowance for loan and lease losses		3123	22,000			4.c.
d. Loans and leases, net of unearned income and allowance (item 4.b minus 4.c)				B529	17,552,000	4.d.
5. Trading assets (from Schedule RC-D)				3545	16,000	5.
6. Premises and fixed assets (including capitalized leases)				2145	17,000	6.
7. Other real estate owned (from Schedule RC-M)				2150	0	7.
8. Investments in unconsolidated subsidiaries and associated companies				2130	0	8.
9. Direct and indirect investments in real estate ventures				3656	0	9.
10. Intangible assets:
a. Goodwill				3163	0	10.a.
b. Other intangible assets (from Schedule RC-M)				0426	38,000	10.b.
11. Other assets (from Schedule RC-F)				2160	641,000	11.
12. Total assets (sum of items 1 through 11)				2170	54,688,000	12.

Liabilities
13. Deposits:				RCON
a. In domestic offices (sum of totals of columns A and C from Schedule RC-E, Part I)				2200	42,683,000	13.a.
(1) Noninterest-bearing (4)	RCON	6631	26,720,000			13.a.(1)
(2) Interest-bearing	RCON	6636	15,963,000			13.a.(2)
b. In foreign offices, Edge and Agreement subsidiaries, and IBFs				RCFN
(from Schedule RC-E, Part II)				2200	0	13.b.
(1) Noninterest-bearing	RCFN	6631	0			13.b.(1)
(2) Interest-bearing	RCFN	6636	0			13.b.(2)
14. Federal funds purchased and securities sold under agreements to repurchase:
a. Federal funds purchased in domestic offices (5)			RCON	B993	1,241,000	14.a.
b. Securities sold under agreements to repurchase (6)			RCFD	B995	0	14.b.
15. Trading liabilities (from Schedule RC-D)			RCFD	3548	24,000	15.
16. Other borrowed money (includes mortgage indebtedness and				RCFD
obligations under capitalized leases) (from Schedule RC-M)				3190	7,000	16.
17. and 18. Not applicable

1.	Includes cash items in process of collection and unposted debits.
2.	Includes time certificates of deposit not held for trading.
3.	Includes all securities resale agreements in domestic and foreign offices, regardless of maturity.
4.	Includes noninterest-bearing demand, time, and savings deposits.
5.	Report overnight Federal Home Loan Bank advances in Schedule RC, item 16. “Other borrowed money.”
6.	Includes all securities repurchase agreements in domestic and foreign offices, regardless of maturity.

Schedule RC—Continued

Dollar Amounts in Thousands	RCFD	Tril | Bil | Mil | Thou
Liabilities—Continued
19. Subordinated notes and debentures (1)	3200	0	19.
20. Other liabilities (from Schedule RC-G)	2930	1,919,000	20.
21. Total liabilities (sum of items 13 through 20)	2948	45,874,000	21.
22. Not applicable

Equity Capital Bank Equity Capital
23. Perpetual preferred stock and related surplus	3838	0	23.
24. Common stock	3230	2,127,000	24.
25. Surplus (exclude all surplus related to preferred stock)	3839	596,000	25.
26. a Retained earnings	3632	6,093,000	26.a.
b. Accumulated other comprehensive income (2)	B530	(2,000)	26.b.
c. Other equity capital components (3)	A130	0	26.c.
27. a. Total bank equity capital (sum of items 23 through 26.c)	3210	8,814,000	27.a
b. Noncontrolling (minority) interests in consolidated subsidiaries	3000	0	27.b.
28. Total equity capital (sum of items 27.a and 27.b)	G105	8,814,000	28.
29. Total liabilities and equity capital (sum of items 21 and 28)	3300	54,688,000	29.
Memoranda To be reported with the March Report of Condition.

1. Indicate in the box at the right the number of the statement below that best describes the most comprehensive level of auditing work performed for the bank by independent external auditors as of any date during 2014

	RCFD	Number
	6724	NA	M.1.

1 = Independent audit of the bank conducted in accordance with generally accepted auditing standards by a certified public accounting firm which submits a report on the bank

2 = Independent audit of the bank’s parent holding company conducted in accordance with generally accepted auditing standards by a certified public accounting firm which submits a report on the consolidated holding company (but not on the bank separately)

3 = Attestation on bank management’s assertion on the effectiveness of the bank’s internal control over financial reporting by a certified public accounting firm

4 = Directors’ examination of the bank conducted in accordance with generally accepted auditing standards by a certified public accounting firm (may be required by state-chartering authority)

5 = Directors’ examination of the bank performed by other external auditors (may be required by state-chartering authority)

6 = Review of the bank’s financial statements by external auditors

7 = Compilation of the bank’s financial statements by external auditors

8 = Other audit procedures (excluding tax preparation work)

9 = No external audit work

To be reported with the March Report of Condition.	RCON	MM/DD
2. Bank’s fiscal year-end date	8678	NA	M.2.

1.	Includes limited-life preferred stock and related surplus.
2.	Includes, but is not limited to, net unrealized holding gains (losses) on available-for-sale securities, accumulated net gains (losses) on cash flow hedges, cumulative foreign currency translation adjustments, and accumulated defined benefit pension and other postretirement plan adjustments.
3.	Includes treasury stock and unearned Employee Stock Ownership Plan shares.